EXHIBIT 99.2

                                 AMENDMENT NO. 1
                                       to
                             American Community Bank
                        1999 Incentive Stock Option Plan


                  WHEREAS, the Board of Directors of American Community Bank adopted and the shareholders and the North Carolina Commissioner of Banks approved the 1999 Incentive Stock Option Plan (the "Plan"); and

                  WHEREAS, effective April 28, 2000, American Community Bank reorganized into a bank holding company form of organization and is the wholly-owned subsidiary of American Community Bancshares, Inc. ("ACB"); and


                  WHEREAS, on April 28, 2000 the Board of Directors of ACB adopted the Plan as the Plan of ACB, subject to certain amendments set forth in such adoption.

                  NOW, THEREFORE, the following Amendment No. 1 to the Plan is hereby effected as follows:

                  The name of the Plan shall be the "American Community Bancshares, Inc. 1999 Incentive Stock Option Plan."

                  Paragraphs 8 and 12 of the Plan are hereby amended to provide that payment for shares subject to an option may be made either in cash or in issued and outstanding shares of the $1.00 par value common stock of ACB.

                  Paragraphs 9 of the Plan and 5 of Exhibit A entitled "Incentive Stock Option Plan" are hereby amended eliminating the right of the North Carolina Commissioner of Banks and the Federal Deposit Insurance Corporation to require an Optionee to exercise or forfeit his or her stock rights.

                  Paragraph 11 is hereby amended by eliminating the limitation that no more than 40% of the shares of common stock available under the Plan may be allocated to any one individual.

                  Paragraphs 9 of the Plan and 5 of Exhibit A entitled "Incentive Stock Option Agreement" shall be amended to eliminate the requirement that an optionee complete one full year of service in the employment of ACB following the date of the grant of the option prior to exercise.

                  IN WITNESS WHEREOF, this Amendment No. 1 is effective April 28, 2000.


                                              /s/ Randy P. Helton
                                              -------------------
                                              Randy P. Helton, President & CEO

Attest:


/s/ Dan R. Ellis, Jr.
----------------------------
Dan R. Ellis, Jr., Secretary



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